Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires the W Boston
     Bethesda, MD, June 10, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the W Boston hotel for $89.5 million. The 235-room, luxury, full-service hotel is located in the Theatre District of downtown Boston, Massachusetts. The property will continue to be managed by Starwood Hotels and Resorts (“Starwood”).
     “We are thrilled with the acquisition of the W Boston and the opportunity to further expand our growing portfolio into the dynamic Boston market,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is ideally located at the convergence of Boston’s Back Bay, Financial District and Theatre District and is in close proximity to a number of high-quality demand generators that include Class A office space, some of Boston’s finest dining, upscale destination retail, theatres, medical and educational institutions and numerous cultural venues. As the hotel works towards stabilized operations after a strong inaugural 2010, we believe increased RevPAR penetration will occur as the property continues to push occupancy and rate as it benefits from improving fundamentals in the Boston market.”
     The W Boston is located in downtown Boston where the Theatre District, Financial District and the Back Bay District meet. The area has seen considerable revitalization and gentrification over the past five years. The hotel is convenient to many of the city’s prime demand generators and attractions, including Fenway Park, many of Boston’s first-rate museums, the New England Aquarium, Boston Common, Boston Public Garden, Quincy Market and the historic Freedom Trail.
     Recently constructed in 2009, the W Boston is a luxury hotel that features 235 guestrooms and suites with signature W Beds and state-of-the-art technology and entertainment. The hotel offers 5,000-square feet of indoor meeting space across nine meeting rooms with fully integrated audio/visual systems and Bliss Spa, an upscale spa that offers massages, body treatments/wraps, manicures/pedicures, facials, waxing and a retail store. The property is also home to SWEAT Fitness Center, an 1,100 square-foot fully-equipped fitness center, as well as a 142-space parking garage with valet service, WIRED business center and 24-hour room service.
     The W Boston is situated along Stuart Street in downtown Boston, Massachusetts and offers panoramic views of the city and features two food and beverage outlets, with a third currently being developed. Market by Jean-George is a full-service restaurant that serves classic dishes featuring fresh, locally produced ingredients in a classic upscale setting. The fashionably-designed W Lounge is located in the lobby of the hotel and serves a wide variety of drinks in a fun setting. Targeted to open in July 2011, Descent Theme Bar will be an exclusive underground lounge and nightclub that will combine a 1920’s speakeasy vibe with a sleek, twenty first century lounge experience.
     In 2010, during the early stage of ramp up from its late 2009 opening, the W Boston operated at 75% occupancy, with an ADR of $243. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $5.1 to $5.6 million and net operating income after capital reserves of $4.0 to $4.5 million.
     “We’re pleased to again be partnering with Starwood at the W Boston. They have outstanding knowledge of the Boston market and we look forward to future success together at this high-quality hotel,” continued Mr. Bortz.

     The Company expects to incur approximately $0.6 million of costs related to the acquisition of the hotel that will be expensed as incurred.
     The W Boston marks the fourteenth acquisition for the Company, comprising over $1.1 billion of invested capital since completing its initial public offering in December 2009.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns 14 hotels, totaling 3,813 guest rooms, in eight states and the District of Columbia, including 13 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; and Boston, Massachusetts. For more information, please visit www.pebblebrookhotels.com.
Click here to visit the W Boston website
About Starwood Hotels and Resorts
     Starwood Hotels is one of the leading hotel and leisure companies in the world with 1,025 properties in nearly 100 countries and territories with 145,000 employees at its owned and managed properties. Starwood Hotels is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, and the recently launched Aloft®, and Element SM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high-quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisitions costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”

sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.
     All information in this release is as of June 9, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
W Boston
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$2.5	to	$3.0

Adjustment:
Depreciation and amortization (1)	2.6		2.6

Hotel EBITDA	$5.1		$5.6

Adjustment:
Capital reserve	(1.1)		(1.1)

Hotel Net Operating Income	$4.0		$4.5

(1)	Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.
     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
     The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
     The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands)
(Unaudited)
Historical Operating Data:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010

Pro forma Occupancy	69.1%	79.7%	80.1%	71.0%	75.0%
Pro forma ADR	$170.75	$179.19	$181.34	$182.71	$178.70
Pro forma RevPAR	$116.56	$141.58	$144.04	$128.23	$132.67

Pro forma Hotel Revenues	$66,255	$78,577	$78,560	$75,372	$298,764
Pro forma Hotel EBITDA	$10,599	$19,232	$18,097	$14,454	$62,382

	First Quarter
	2011

Pro forma Occupancy	69.1%
Pro forma ADR	$186.62
Pro forma RevPAR	$127.56

Pro forma Hotel Revenues	$72,182
Pro forma Hotel EBITDA	$12,326
     These historical hotel operating results include results from the hotels the Company owned as of June 9, 2011 including: DoubleTree by Hilton Bethesda-Washington DC, Sir Francis Drake, InterContinental Buckhead, Hotel Monaco Washington DC, Skamania Lodge, Sheraton Delfina, Sofitel Philadelphia, Argonaut Hotel, The Westin Gaslamp Quarter, Hotel Monaco Seattle, Mondrian Los Angeles, Viceroy Miami and W Boston. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include results for periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after the Company has owned the hotel for one year.
The data above is not audited, has been presented only for comparison purposes and is subject to change.